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                                                                     EXHIBIT 2.2


                              CERTIFICATE OF MERGER

               OF MERCURY AIR GROUP, INC., a New York corporation

                                      INTO

                 MERCURY AIR GROUP, INC., a Delaware corporation


      The undersigned corporation

      DOES HEREBY CERTIFY:

      FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

      NAME                              STATE OF INCORPORATION

      MERCURY AIR GROUP, INC.           NEW YORK

      MERCURY AIR GROUP, INC.           DELAWARE

      SECOND: That an agreement between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of section 252 of the General Corporation Law of Delaware.

      THIRD: That the name of the surviving corporation of the merger is Mercury Air Group, Inc., a Delaware corporation.

      FOURTH: That the amendments or changes in the Certificate of Incorporation of Mercury Air Group, Inc., a Delaware corporation which is the surviving corporation, that are to be effected by the merger are as follows:

      Article III of the Certificate of Incorporation of Mercury Air Group, Inc. is hereby amended to read in its entirety as follows:


                                   ARTICLE III
                                     SHARES

            The aggregate number of shares which the Corporation has authority to issue is eighteen million (18,000,000) shares of common stock, $.01 par value per share, and three million (3,000,000) shares of preferred stock, $.01 par value per share.


            The Board of Directors is expressly authorized to provide for the issuance of all or any shares of preferred stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for


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      the issuance of such class or series and as may be permitted by the
      General Corporation Law of Delaware. Such authorization shall include, without limitation, the authority to provide that any such class or series may be: (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

      FIFTH: That the executed Agreement of Merger is on file at an office of the surviving corporation, the address of which is 5456 McConnell Avenue, Los Angeles, CA 90066.

      SIXTH: That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

      SEVENTH: The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation                  Class          Number of Shares            Par value per share
                                                                        or statement that
                                                                        shares are without
                                                                        par value
Mercury Air Group,           Common         18,000,000                   $.01
  Inc. (New York)

Mercury Air Group,           Preferred       3,000,000                   $.01
  Inc. (New York)


Dated: January 11, 2001


                                        Mercury Air Group, Inc.,
                                        a Delaware corporation



                                        By:
                                            ------------------------------------
                                                 Wayne J. Lovett, Secretary

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